Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 9, 2004 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of The Walt Disney Company, which appears in The Walt Disney Company’s Annual Report on Form 10-K for the year ended September 30, 2004.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

March 22, 2005